Exhibit 99.1

Analog Devices Announces Financial Results for the First Quarter of Fiscal Year 2008

NORWOOD, Mass.--(BUSINESS WIRE)--Analog Devices, Inc. (NYSE: ADI):

-- Revenue totaled $614 million
-- Gross margin was 61.2%
-- Operating income from continuing operations was 23.8% of revenue
-- Diluted EPS totaled $1.22 which included:
-- $0.40 from continuing operations
-- $0.01 from discontinued operations
-- $0.81 from the gain on the sales of two businesses
-- Cash dividend of $0.18 per share declared by board of directors
-- Outlook for Q2: revenue planned to be $615 to $640 million; diluted EPS from continuing operations planned to be $0.39 to $0.42
-- Financial results for the first quarter and guidance for the second quarter of fiscal 2008 will be discussed via conference call today at 5:00 pm

Except where noted, all financial results contained in this release are from continuing operations. The sales of two businesses, the wireless handset baseband chipset and radio transceiver business and the CPU voltage regulation and PC thermal monitoring business, were completed as planned during the first quarter of fiscal 2008. These two businesses are reported as discontinued operations.

Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the first quarter of fiscal 2008, which ended February 2, 2008.

Product revenue was $614 million for the first quarter of fiscal 2008. Product revenue decreased by 1.5% in the first quarter of fiscal 2008 compared to the immediately prior quarter and increased approximately 4% compared to the first quarter of fiscal 2007, which was a 14-week quarter. ADI follows a 52-week, or 364-day, fiscal calendar which results in a 14-week quarter approximately every seventh year, as occurred in the first quarter of last year. On an equivalent 13-week basis, product revenue increased 12% year-over-year.

Gross margin for the first quarter of fiscal 2008 was $376 million, or 61.2% of revenue, compared to $374 million, or 60.0% of revenue, in the immediately prior quarter. Gross margin improved primarily as a result of increased sales to the industrial and communications end markets, which carry relatively higher gross margins than the consumer and computer end markets. Gross margin for the same period one year ago, excluding $35 million of revenue from a one-time intellectual property (IP) licensing agreement, was 61.7% of revenue.

Operating income from continuing operations for the first quarter of fiscal 2008 totaled $146 million, or 23.8% of product revenue. After excluding one-time items from the prior periods, operating income from continuing operations for the first quarter of fiscal 2008 increased both sequentially and on a year-over-year basis.

Diluted earnings per share (EPS) from continuing operations for the first quarter of fiscal 2008 was $0.40. On a comparable basis, the non-GAAP diluted EPS from continuing operations was $0.37 for the same period one year ago and $0.38 for the immediately prior quarter. Tables reconciling our non-GAAP diluted EPS to GAAP diluted EPS are provided in this release on Schedule F.

Diluted EPS from discontinued operations for the first quarter of fiscal 2008 was $0.82, which included $0.01 from discontinued operations and $0.81 from the gain on the sales of two businesses.

The Board of Directors declared a cash dividend for the first quarter of fiscal 2008 of $0.18 per outstanding share of common stock. The dividend will be paid on March 26, 2008 to all shareholders of record at the close of business on March 7, 2008.

Net cash provided by operating activities in the first quarter of fiscal 2008 totaled $177 million, or 28.9% of total revenue, compared to $183 million, or 29.3% of total revenue, in the immediately prior quarter and $208 million, or 33.2% of total revenue, in the same period one year ago.

  Capital expenditures for the first quarter of fiscal 2008 totaled $40 million.
  Cash dividends paid during the first quarter of fiscal 2008 totaled $54 million.
  Share repurchases during the first quarter of fiscal 2008 of approximately 12 million shares of ADI common stock (approximately 4% of total shares outstanding) totaled $359 million.
  The share repurchase program authorized by the Board of Directors had approximately $306 million remaining at the end of the first quarter of fiscal 2008.

Balance Sheet

  Cash and short-term investments at the end of the first quarter of fiscal 2008 totaled approximately $1.3 billion.
  Inventory at the end of the first quarter of fiscal 2008 increased by approximately $6 million compared to the immediately prior quarter. Days cost of sales in inventory was 127 days at the end of the first quarter of fiscal 2008, compared to 119 days in the immediately prior quarter.
  Accounts receivable at the end of the first quarter of fiscal 2008 increased 5% compared to accounts receivable at the end of the immediately prior quarter. A high rate of shipments in the last month of the first quarter was the primary reason for the increase.

Sequential Revenue Analysis for the First Quarter of Fiscal 2008

  Industrial Market: 49% of product revenue

Revenue from the industrial market, which includes factory automation, medical and scientific instrumentation, automotive, security, and defense applications, increased by 1% compared to the immediately prior quarter. Within this end market, revenue from automotive and semiconductor automatic test equipment (ATE) applications decreased, while revenue from other instrumentation and defense applications increased.

  Communications Market: 23% of product revenue

Revenue from the communications market increased by 6% compared to the immediately prior quarter. Wireless infrastructure applications, as well as analog products used in mobile devices, drove the sequential increase in revenue.

  Consumer Market: 22% of product revenue

Revenue from consumer customers decreased sequentially by 12% in the first quarter of fiscal 2008 after an 11% sequential increase in the fourth quarter of fiscal 2007, which was consistent with normal seasonal trends.

  Computer Market: 6% of product revenue

Revenue from the computer market declined by 4% compared to the immediately prior quarter after strong sequential gains in the fourth quarter of fiscal 2007 in preparation for the holiday season.

“With the divestitures of two businesses completed, we have improved our product portfolio by focusing on areas where innovative signal processing technologies can give our customers a competitive edge and our shareholders strong returns,” said Jerald G. Fishman, ADI’s president and chief executive officer. “These strategic initiatives led to increased margins in the first quarter and are expected to continue to drive further improvements in our long-term financial performance.”

Outlook for the Second Quarter of Fiscal 2008

The following statements are based on current expectations. These statements are forward looking and actual results may differ materially. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the outlook for the second quarter of fiscal 2008, Mr. Fishman said, “Order rates improved and the backlog increased in the first quarter compared to the prior quarter, providing us with a positive outlook for second quarter demand. At the same time, we are mindful of ongoing concerns about the general economy.”

  Revenue for the second quarter of fiscal 2008 is planned to be in the range of $615 to $640 million, or approximately flat to up 4% on a sequential basis.
  Gross margin for the second quarter of fiscal 2008 is planned to be approximately equal to the first quarter of fiscal 2008.
  Operating expenses are planned to increase in the second quarter of fiscal 2008 primarily as a result of annual salary increases which took effect at the beginning of the quarter.
  Diluted EPS from continuing operations for the second quarter of fiscal 2008 is planned to be in the range of $0.39 to $0.42. Diluted EPS from discontinued operations for the second quarter of fiscal 2008 is planned to be $0.01.

Conference Call Scheduled for 5:00

Mr. Fishman will discuss the first quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 34214341 or by visiting the Investor Relations page on ADI's web site.

Non-GAAP Financial Information

This release includes non-GAAP financial measures for prior periods that are not in accordance with, nor an alternative to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Manner in Which Management Uses the Non-GAAP Financial Measures

Management uses non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share to evaluate the Company’s operating performance against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in understanding and evaluating the underlying baseline operating results and trends in the Company’s business.

Economic Substance Behind Management’s Decision to Use Non-GAAP Financial Measures

The items excluded from the non-GAAP measures were excluded because they are of a non-recurring or non-cash nature. Tables reconciling our non-GAAP measures to GAAP measures are provided in this release.

The following items are excluded from our Non-GAAP gross margin:

Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

The following items are excluded from our Non-GAAP operating expenses:

Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

The following items are excluded from our Non-GAAP operating income:

Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

The following items are excluded from our Non-GAAP diluted earnings per share:

Non-Recurring Revenue Associated with the License of Certain Intellectual Property Rights to a Third Party. On November 9, 2006, we received a one-time, non-recurring payment of $35 million in exchange for granting a license of certain intellectual property rights to a third party. This payment increased revenue in the first quarter of fiscal 2007 by $35 million. We exclude this item and the related tax effects from our non-GAAP results because it is a one-time item not associated with the ongoing operations of our business.

Acquisition-Related Expense. During the first quarter of fiscal 2007, we recorded a tax adjustment when we finalized the accounting associated with an acquisition which occurred in the fourth quarter of fiscal 2006. We excluded this income tax expense from our non-GAAP results because it was not associated with the income tax expense on our current operating results.

Restructuring-Related Expense. These expenses are incurred in connection with facility closures and other reorganization efforts. Apart from ongoing expense savings as a result of such items, these expenses and the related tax effects have no direct correlation to the operation of our business in the future.

Gain on Sale of Investment. We realized a gain of $8 million in the first quarter of fiscal 2007 from the sale of a minority shareholding in a company. We excluded this amount and the related tax effects because it is a one-time item not associated with our ongoing operating results.

Tax Adjustment Associated with IRS Examination. During the fourth quarter of fiscal year 2007, the IRS completed its field examination of fiscal years 2004 and 2005. They have issued proposed adjustments related to these two fiscal years. We have provided $4.4 million for taxes and penalties related to certain of these proposed adjustments. We exclude this income tax expense from our non-GAAP results because it is not associated with the income tax expense on our current operating results.

Tax Savings Associated with Reinstatement of the Federal R&D Tax Credit. The R&D tax credit was reinstated in December 2006, retroactive to January 1, 2006. This retroactive reinstatement resulted in a $10 million income tax savings to the Company in the first quarter of fiscal 2007. We excluded this income tax savings from our non-GAAP measures because it is not associated with the income tax expense on our current operating results.

Why Management Believes the Non-GAAP Financial Measures Provide Useful Information to Investors

Management believes that the presentation of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS is useful to investors because it provides investors with the operating results that management uses to manage the company.

Material Limitations Associated with Use of the Non-GAAP Financial Measures

Analog Devices believes that non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, and non-GAAP diluted EPS have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. In addition, our non-GAAP measures may not be comparable to the non-GAAP measures reported by other companies. The Company’s use of non-GAAP measures, and the underlying methodology in excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods.

Management’s Compensation for Limitations of Non-GAAP Financial Measures

Management compensates for these material limitations in non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income and non-GAAP diluted earnings per share by also evaluating our GAAP results and the reconciliations of our non-GAAP measures to the most directly comparable GAAP measure. Investors should consider our non-GAAP financial measures in conjunction with the corresponding GAAP measures.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our statements regarding expected sales growth, revenue, earnings, operating expenses, gross margins, and other financial results, and expected increases in profit leverage, customer demand and order rates for our products, and ADI’s future R&D investment and product development strategies that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: the effects of changes in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, any inability to manage inventory to meet customer demand, changes in geographic, product or customer mix, adverse changes in economic conditions in the United States and international markets, adverse results in litigation matters, our recent divestitures may involve unexpected costs, thereby reducing the net proceeds to ADI; and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.

Analog Devices, First Quarter, Fiscal 2008

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended
	1Q 08	4Q 07	1Q 07
	Feb. 2, 2008	Nov. 3, 2007	Feb. 3, 2007
Product revenue	$613,909	$623,542	$591,265
Year-to-year growth	4%	6%	11%
Quarter-to-quarter change	-2%	1%	1%
Revenue from one-time IP license	-	-	35,000
Total revenue	$613,909	$623,542	$626,265
Cost of sales (1)	238,106	249,650	226,601
Gross margin	375,803	373,892	399,664
Operating expenses:
R&D (1)	129,539	131,687	123,077
Selling, marketing and G&A (1)	100,351	97,409	101,980
Special charges	-	25,183	5,196
Operating income from continuing operations	145,913	119,613	169,411
Other income	(12,353)	(12,891)	(32,302)
Income from continuing operations before income tax	158,266	132,504	201,713
Provision for income taxes	36,418	37,818	45,479
Minority interest	-	-	219
Income from continuing operations, net of tax	121,848	94,686	156,453
Discontinued Operations:
Income (loss) from discontinued operations, net of tax	1,888	3,203	(3,226)
Gain on sale of discontinued operations, net of tax	246,983	-	-
Income (loss) from discontinued operations, net of tax	248,871	3,203	(3,226)
Net income	$370,719	$97,889	$153,227

Shares used for EPS - basic	299,141	305,867	338,698
Shares used for EPS - diluted	304,260	313,825	349,208

Earnings per share from continuing operations - basic	$0.41	$0.31	$0.46
Earnings per share from continuing operations - diluted	$0.40	$0.30	$0.45

Earnings per share - basic	$1.24	$0.32	$0.45
Earnings per share - diluted	$1.22	$0.31	$0.44

Dividends paid per share	$0.18	$0.18	$0.16

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,953	$2,579	$2,910
R&D	$5,524	$7,310	$7,738
Selling, marketing and G&A	$5,415	$6,342	$7,988

Analog Devices, First Quarter, Fiscal 2008

Schedule B
Results of Discontinued Operations
(In thousands, except per-share amounts)

The following table reflects the amounts reclassified from our continuing operations into discontinued operations:

	Three Months Ended
	1Q 08	4Q 07	1Q 07
	Feb. 2, 2008	Nov. 3, 2007	Feb. 3, 2007
Product revenue	$47,363	$75,227	$65,349
Cost of sales	32,983	50,945	47,996
Gross margin	14,380	24,282	17,353
Operating expenses:
R&D	12,324	19,701	20,814
Selling, marketing and G&A	1,743	2,630	2,701
Operating income (loss) from discontinued operations	313	1,951	(6,162)
Gain on sale of business	356,016	-	-
Income (loss) before income taxes from discontinued operations	356,329	1,951	(6,162)
Provision for (benefit from) income taxes from discontinued operations	107,458	(1,252)	(2,936)
Income (loss) from discontinued operations, net of tax	$248,871	$3,203	$(3,226)

Earnings per share from discontinued operations - basic	$0.83	$0.01	$(0.01)
Earnings per share from discontinued operations - diluted	$0.82	$0.01	$(0.01)

Analog Devices, First Quarter, Fiscal 2008

Schedule C
Selected Balance Sheet Information (GAAP)
(In thousands)

	1Q 08	4Q 07	1Q 07
	Feb. 2, 2008	Nov. 3, 2007	Feb. 3, 2007
Cash & short-term investments	$1,271,766	$1,081,207	$1,953,821
Accounts receivable, net	340,080	323,777	312,116
Inventories (1)	330,196	324,373	344,599
Current assets of discontinued operations	22,862	87,457	92,276
Other current assets	134,501	163,045	152,821
Total current assets	2,099,405	1,979,859	2,855,633
PP&E, net	561,295	556,075	556,796
Investments	34,916	36,902	32,569
Goodwill and intangible assets	283,602	303,622	292,593
Other	93,688	95,491	86,226
Non-current assets of discontinued operations	62,037	-	-
Total assets	$3,134,943	$2,971,949	$3,823,817

Deferred income on shipments to distributors	$160,366	$151,423	$156,558
Current liabilities of discontinued operations	206,996	24,153	23,877
Other current liabilities	344,063	372,475	308,070
Non-current liabilities	84,265	85,757	74,105
Stockholders' equity	2,339,253	2,338,141	3,261,207
Total liabilities & equity	$3,134,943	$2,971,949	$3,823,817

(1) includes $3,012, $3,371 and $3,398 related to stock-based compensation in 1Q08, 4Q07 and 1Q07, respectively.

Analog Devices, First Quarter, Fiscal 2008

Schedule D
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended
	1Q 08	4Q 07	1Q 07
	Feb. 2, 2008	Nov. 3, 2007	Feb. 3, 2007
Cash flows from operating activities:
Net Income	$370,719	$97,889	$153,227
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	35,551	35,104	35,613
Amortization of intangibles	2,423	2,573	3,610
Stock-based compensation expense	10,595	17,506	20,057
Gain on sale of business	(246,983)	-	-
Minority interest	-	-	(219)
Excess tax benefit - stock options	(6,710)	(15,818)	(6,467)
Gain on sale of an investment	-	-	(7,919)
Non-cash portion of special charge	-	438	-
Other non-cash activity	(73)	538	134
Deferred income taxes	18	7,724	2,433
Changes in operating assets and liabilities	11,880	36,896	7,684
Total adjustments	(193,299)	84,961	54,926
Net cash provided by operating activities	177,420	182,850	208,153
Percent of total revenue	28.9%	29.3%	33.2%

Cash flows from investing activities:
Additions to property, plant and equipment, net	(40,115)	(33,177)	(37,726)
Purchases of short-term available-for-sale investments	(351,221)	(311,571)	(646,407)
Maturities of short-term available-for-sale investments	371,396	545,792	878,619
Net proceeds from sale of businesses	406,665	-	-
Proceeds from sale of investment	-	-	8,003
Decrease (increase) in other assets	2,795	(8,420)	153
Net cash provided by investing activities	389,520	192,624	202,642

Cash flows from financing activities:
Dividend payments to shareholders	(53,836)	(55,437)	(54,737)
Repurchase of common stock	(359,376)	(317,691)	(333,223)
Liability for common stock repurchases	24,879	-	-
Net proceeds from employee stock plans	24,497	12,953	24,497
Excess tax benefit - stock options	6,710	15,818	6,467
Net cash used for financing activities	(357,126)	(344,357)	(356,996)
Effect of exchange rate changes on cash	(1,697)	(43)	803

Net increase in cash and cash equivalents	208,117	31,074	54,602
Cash and cash equivalents at beginning of period	424,972	393,898	343,947
Cash and cash equivalents at end of period	$633,089	$424,972	$398,549

Analog Devices, First Quarter, Fiscal 2008

Schedule E
Revenue Trends by End Market
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	Feb. 2, 2008					Nov. 3, 2007	Feb. 3, 2007
	Revenue	%	Y/Y %	Y/Y %(1)	Q/Q %	Revenue	Revenue
Industrial	$300,085	49%	1%	8%	1%	$298,550	$298,452
Communications	145,040	23%	18%	27%	6%	136,726	123,105
Consumer	133,286	22%	3%	11%	-12%	151,253	129,604
Computer	35,498	6%	-11%	-5%	-4%	37,013	40,104
Total Product Revenue	$613,909	100%	4%	12%	-2%	$623,542	$591,265
Revenue from one-time IP license	-					-	35,000
Total Revenue	$613,909					$623,542	$626,265

(1) This change reflects the year-over-year change on an equivalent 13-week basis. The quarter ended February 3, 2007 was a 14-week quarter. ADI follows a 52-week, or 364-day, fiscal calendar that results in a 14-week quarter approximately every seventh year, as occurred in the first quarter of last year.

Analog Devices, First Quarter, Fiscal 2008

Schedule F
Reconciliation from GAAP to Non-GAAP Data (In thousands, except per-share amounts)

Management believes that non-GAAP financial information enhances an investor's understanding of the Company's financial and business trends relating to its financial condition and results of operations. Management uses these non-GAAP measures to evaluate the Company's operating performance. See "Non-GAAP Financial Information" in this press release for a description of the items excluded from our non-GAAP measures.

	Three Months Ended
	1Q 08	4Q 07	1Q 07
	Feb. 2, 2008	Nov. 3, 2007	Feb. 3, 2007

GAAP Gross Margin	$375,803	$373,892	$399,664
Percent of Total Revenue	61.2%	60.0%	63.8%
Revenue from One-time Licensing of IP	-	-	(35,000)
Non-GAAP Gross Margin	$375,803	$373,892	$364,664
Percent of Product Revenue	61.2%	60.0%	61.7%

GAAP Operating Expenses	$229,890	$254,279	$230,253
Percent of Total Revenue	37.4%	40.8%	36.8%
Restructuring-Related Expense	-	(25,183)	(5,196)
Non-GAAP Operating Expenses	$229,890	$229,096	$225,057
Percent of Product Revenue	37.4%	36.7%	38.1%

GAAP Operating Income From Continuing Operations	$145,913	$119,613	$169,411
Percent of Total Revenue	23.8%	19.2%	27.1%
Revenue from One-time Licensing of IP	-	-	(35,000)
Restructuring-Related Expense	-	25,183	5,196
Non-GAAP Operating Income From Continuing Operations	$145,913	$144,796	$139,607
Percent of Product Revenue	23.8%	23.2%	23.6%

GAAP Diluted EPS Including Discontinued Operations	$1.22	$0.31	$0.44
Diluted Loss (Earnings) Per Share from Discontinued Operations	$(0.82)	$(0.01)	$0.01
GAAP Diluted EPS - Continuing Operations	$0.40	$0.30	$0.45
Revenue from One-time Licensing of IP	-	-	(0.065)
Acquisition-Related Expense	-	-	0.016
Restructuring-Related Expense	-	0.064	0.010
Gain on Sale of Investment	-	-	(0.015)
One Time Tax Adjustment Related to the IRS Examination of Fiscal Years 2004 and 2005	-	0.014	-
Impact of the Reinstatement of the R&D Tax Credit	-	-	(0.028)
Non-GAAP Diluted EPS - Continuing Operations	$0.40	$0.38	$0.37

CONTACT:
Analog Devices, Inc.
Maria Tagliaferro, 781-461-3282
Director of Corporate Communications
Fax: 781-461-3491
investor.relations@analog.com